EXHIBIT 99.1

Edge Petroleum Announces Financial Results for 2008

HOUSTON, March 16, 2009 (GLOBE NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) today reported financial results for the fourth quarter and full year of 2008 as follows:

 * Production for the fourth quarter of 2008 was 3.5 Bcfe, averaging
   38.0 MMcfe per day. Production for the full year 2008 totaled 17.2
   Bcfe, averaging 46.9 MMcfe per day.
 * For the year ended December 31, 2008, we recorded cash settlements paid to our counterparties on our derivative contracts totaling
   $28.7 million pre-tax. Partially offsetting this loss was a non-
   cash net unrealized pre-tax derivative gain of $27.7 million, which represents the change in the fair value of our derivative contracts between December 31, 2007 and December 31, 2008. These resulted in a net pre-tax derivative loss of approximately $1.0 million included in total revenue for the year ended December 31, 2008.
 * We recorded impairments of our oil and natural gas properties of
   $129.5 million ($84.2 million, net of tax) and $233.3 million
   ($215.8 million, net of tax) in the third and fourth quarters of
   2008, respectively.
 * Our fourth quarter and full year 2008 net loss to common
   stockholders was $249.2 million, or $8.71 basic and diluted loss per share and $339.4 million, or $11.89 basic and diluted loss per share, respectively.  These losses reflect the impact of the impairments of our oil and natural gas properties that we recorded at September 30 and December 31, 2008 and a valuation allowance of approximately $110 million associated with our net deferred tax assets.
 * Our borrowing base redetermination was completed in January 2009, resulting in a $114 million deficiency, of which we repaid $5 million in February 2009. In connection with the deficiency, on
   March 16, 2009, we entered into an amended Consent and Amendment No.
   4 to our Revolving Facility (the "Amended Consent") which provides, among other things, that (i) we will make a $25 million payment on
   May 31, 2009  with all remaining principal, fees and interest amounts under our Revolving Facility to be due and payable on June
   30, 2009 (and which eliminates the six $19 million deficiency payments that were originally contemplated), and (ii) that it will be an event of default if, among other things, by May 15, 2009 we have not either obtained a commitment sufficient to pay all of our obligations under the Revolving Facility or otherwise entered into a sale, merger or other business combination agreement that would result in the repayment of all of our obligations under the
   Revolving Facility on or before June 30, 2009. Primarily due to the uncertainty surrounding the significant payments due June 30, 2009 under our Revolving Facility, our independent auditors have modified their opinion on our 2008 consolidated financial
   statements to include a going concern explanatory paragraph.

A summary of our fourth quarter and year-to-date results is shown below:

                                          Fourth    Year Ended
                                          Quarter  December 31,
                                           2008        2008
                                         ---------------------
 Production, Bcfe                           3.5        17.2
 Percent Gas                                70%         70%

 Operating Costs Structure, $ per Mcfe
 -------------------------------------
 Oil and Gas Operating Expenses            $1.27       $0.98
 Severance and Ad Valorem Taxes            $0.45       $0.56
 G&A 1                                     $0.44       $0.89
 Depletion                                 $4.95       $5.08

 1 Assumes exclusion of non-cash share-based compensation costs for restricted stock amortization.

Fourth quarter production for 2008 was 3.5 Bcfe as compared to 5.8 Bcfe for the same period in 2007. Normal production declines, asset sales completed during early 2008 and decreased capital re-investment in replacing production as compared to historical levels contributed to our overall production decline in 2008. To a lesser extent, Hurricane Ike struck in mid-September 2008, causing some wells to be shut-in during the third and fourth quarters of 2008, which resulted in additional production declines for all commodities. We have been operating under a reduced reinvestment program while we have been engaged in our financial and strategic alternatives evaluation process. During 2008, we drilled only 27 gross wells as compared to 50 gross wells in the comparable prior-year period.

We reported an increase in total revenue for the fourth quarter period of 2008 compared to the same period in 2007 and we reported a decrease in total revenue for the annual period of 2008 compared to the same period in 2007. Total revenue for the three months ended December 31, 2008 was $42.0 million compared to $35.9 million in the fourth quarter of 2007, an increase of 17%. For the year ended December 31, 2008, total revenue was $158.8 million compared to $160.9 million for the same period in 2007, a decrease of 1%. Although commodity prices were very high during the second and third quarters of 2008, prices in the fourth quarter of 2008 decreased significantly, which lead to unrealized gains in our year-end derivative valuations and the impairments of our oil and natural gas properties.

Oil and gas operating expenses for the three months and year ended December 31, 2008 totaled $4.4 million and $16.9 million, respectively, compared to $5.1 million and $17.1 million for the same periods in 2007. Depletion costs for the fourth quarter of 2008 totaled $17.3 million and averaged $4.95 per Mcfe compared to $28.0 million and an average of $4.83 per Mcfe for the fourth quarter of 2007. For the year ended December 31, 2008, depletion costs totaled $87.2 million, or an average of $5.08 per Mcfe, compared to $90.8 million or an average of $3.77 per Mcfe, for the same period in 2007. At December 31 and September 30, 2008 we recorded non-cash full-cost ceiling test impairments on our oil and natural gas properties in the amounts of $233.3 million ($215.8 million net of tax) and $129.5 million ($84.2 million net of tax), respectively. These write-downs were the result of declines in commodity prices and negative revisions in our proved reserve quantities at year-end 2007 and during 2008. General and administrative ("G&A") costs, which include share-based compensation costs and bad debt expense, for the fourth quarter of 2008 were $1.2 million that we received, 64% lower than the comparable prior year period, primarily because of the net $1.2 million settlement related to the termination of the proposed merger with Chaparral Energy, Inc. and the departure of several employees during 2008 which reduced salary and benefit costs. For the year ended December 31, 2008, G&A costs, including share-based compensation costs and bad debt expense, totaled $16.8 million, 4% lower than the comparable 2007 period.

Fourth quarter 2008 net loss to common stockholders was $249.2 million or $8.71 basic and diluted loss per share. The same period a year ago we reported a net loss to common stockholders of $6.4 million, or $0.22 basic and diluted loss per share. Net loss to common stockholders for the year ended December 31, 2008 was $339.4 million, or basic and diluted loss per share of $11.89 as compared to a net loss to common stockholders for the same period in 2007 of $1.0 million or $0.04 basic and diluted loss per share. Basic weighted average shares outstanding increased to approximately 28.7 million for the year ended December 31, 2008 from 27.6 million in the comparable 2007 period. The increase in shares outstanding was due primarily to the vesting of restricted stock units during 2008.

For the year ended December 31, 2008, net cash flow provided by operating activities was $82.7 million and net cash flow provided by operating activities before working capital changes was $78.6 million. For the year ended December 31, 2007, net cash flow provided by operating activities was $122.9 million and net cash flow provided by operating activities before working capital changes was $124.9 million. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Debt at December 31, 2008 was $239.0 million as compared to $260.0 million at December 31, 2007. Debt at December 31, 2008 is presented as current as compared to long term at December 31, 2007. This is due to changes in our maturity date as a result of our entering into the Amended Consent in connection with the borrowing base deficiency of $114 million created by the recent redetermination of our borrowing base.

In the normal course of business we enter into derivative contracts, including commodity price collars, swaps and floors, to seek to hedge or mitigate our exposure to commodity price movements. Our derivative contracts for 2009 are shown in the table below.

                             2009 DERIVATIVES
  Transaction        Volumes       Price     Price          Term
                     per Day      Floor (1) Cap (1)
 Natural Gas
  Costless Collar  10,000 MMBtu   $  7.75   $ 10.00    Jan-09  Dec-09

  Costless Collar  10,000 MMBtu   $  7.75   $ 10.08    Jan-09  Dec-09
 Crude Oil
  Costless Collar     300 Bbl     $ 70.00   $ 93.55    Jan-09  Dec-09
 ----------------

 (1) All natural gas prices are settled monthly at NYMEX Natural Gas
     Index and crude oil prices are settled at West Texas
     Intermediate Light Sweet Crude Oil Index.

 ---------------------------------------------------------------------

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock and preferred stock are listed on The NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP," respectively.

The Edge Petroleum Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3537

Statements that are not historical facts in this release, including but not limited to, statements relating to our ability to continue as a going concern or to comply with the terms of the Amended Consent, are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge's ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, results of the Board's evaluation, any process or transaction, market conditions, availability of financing, Board and stockholder approvals, actions by third parties, Edge's financial and operational results, the availability or terms of any alternative or transaction, uncertainties, costs and delays relating to transactions, prices for oil and natural gas (including natural gas liquids), drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, and other factors detailed in the Risk Factors and other sections of Edge's most recent Form 10-K, Forms 10-Q and other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

 EDGE PETROLEUM CORPORATION

 CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
 --------------------------------------------------------------------

                            Three Months Ended         Year Ended
                               December 31,           December 31,
                           --------------------  --------------------
                              2008       2007       2008       2007
                           ---------  ---------  ---------  ---------
 OIL AND NATURAL GAS
  REVENUE:
  Oil and natural gas
   sales                   $  20,542  $  46,193  $ 159,754  $ 174,838
  Gain (loss) on
   derivatives                21,475    (10,262)      (977)   (13,938)
                           ---------  ---------  ---------  ---------
   Total revenue              42,017     35,931    158,777    160,900
                           ---------  ---------  ---------  ---------
 OPERATING EXPENSES:
  Oil and natural gas
   operating expenses          4,437      5,125     16,889     17,078
  Severance and ad valorem
   taxes                       1,551      3,167      9,687     13,118
  Depletion,
   depreciation,
   amortization and
   accretion                  17,574     28,297     88,341     91,718
  Impairment of oil and
   natural gas properties    233,331         --    362,851         --
  General and
   administrative
   expenses                    1,184      3,295     16,776     17,494
                           ---------  ---------  ---------  ---------

   Total operating
    expenses                 258,077     39,884    494,544    139,408
                           ---------  ---------  ---------  ---------

 OPERATING INCOME (LOSS)    (216,060)    (3,953)  (335,767)    21,492

 OTHER INCOME AND EXPENSE:
  Interest expense, net of
   amounts capitalized        (2,464)    (2,698)   (11,787)   (10,589)
  Amortization of
   deferred loan costs          (686)      (239)    (1,403)      (977)
  Interest and other
   income                         32         91        289        379
                           ---------  ---------  ---------  ---------
 INCOME (LOSS) BEFORE
  INCOME TAXES              (219,178)    (6,799)  (348,668)    10,305
 INCOME TAX (EXPENSE)
  BENEFIT                    (29,700)     2,496     15,778     (3,733)
                           ---------  ---------  ---------  ---------
 NET INCOME (LOSS)          (248,878)    (4,303)  (332,890)     6,572
 Preferred stock dividends      (345)    (2,067)    (6,544)    (7,577)
                           ---------  ---------  ---------  ---------
  STOCKHOLDERS             $(249,223) $  (6,370) $(339,434) $  (1,005)
                           =========  =========  =========  =========

 BASIC LOSS PER SHARE (1)  $   (8.71) $   (0.22) $  (11.89) $   (0.04)
                           =========  =========  =========  =========
 DILUTED LOSS PER SHARE
  (1)                      $   (8.71) $   (0.22) $  (11.89) $   (0.04)
                           =========  =========  =========  =========

 BASIC WEIGHTED AVERAGE
  NUMBER OF COMMON SHARES
  OUTSTANDING                 28,817     28,541     28,682     27,613
                           =========  =========  =========  =========
 DILUTED WEIGHTED AVERAGE
  NUMBER OF COMMON SHARES
  OUTSTANDING                 28,817     28,541     28,682     27,613
                           =========  =========  =========  =========

 Production:
  Gas - MMcf                   2,455      3,913     12,059     17,536
  Natural gas liquids (NGL)
   - MBbls                       110        204        559        637
  Oil - MBbls                     64        110        294        460
   Gas Equivalent - MMcfe      3,498      5,799     17,176     24,118

 Realized Product
  Prices:
  Gas - $ per Mcf (2)(3)   $   11.13  $    6.71  $    8.62  $    6.80
  NGL - $ per Bbl          $   22.18  $   49.79  $   48.83  $   40.00
  Oil - $ per Bbl (2)(4)   $  192.46  $   (4.68) $   93.86  $   35.21
   Gas Equivalent - $ per
   Mcfe (5)                $   12.01  $    6.20  $    9.24  $    6.67

 Notes:
 ---------------------------------------------------------------------
 (1) In the calculation of diluted loss per share for the three and
     12 months ended December 31, 2008 and 2007, the 8.7 million shares of common stock resulting from an assumed conversion of the Company's 5.75% Series A cumulative convertible perpetual preferred stock were excluded because the conversion would be anti-dilutive. In addition, 31,106 and 24,718 equivalent shares of the Company's restricted stock units and common stock options were also excluded for the calculation of loss per share for the three and 12 month periods ended December 31, 2008, respectively, because the conversion would be anti-dilutive. In addition,
     149,568 and 252,853 equivalent shares of the Company's restricted stock units and common stock options were also excluded for the calculation of loss per share for the three and 12 month periods ended December 31, 2007, respectively, because the conversion would be anti-dilutive.
 (2) Includes the effect of derivative transactions.
 (3) The average realized price, excluding unrealized derivative gains or losses related to our natural gas contracts, was $6.72 per Mcf and $7.73 per Mcf for the three and 12 month periods ended
     December 31, 2008, respectively. The average realized price, excluding unrealized derivative losses related to our natural gas derivative contracts, was $6.92 per Mcf for both the three and 12 month periods ended December 31, 2007.
 (4) The average realized price, excluding unrealized derivative gains or losses related to our oil derivative contracts, was $59.03 per barrel and $36.03 per barrel for the three and 12 month periods ended December 31, 2008. The average realized price, excluding unrealized derivative losses related to our oil derivative contracts, was $75.00 per barrel and $68.83 per barrel for the three and 12 month periods ended December 31, 2007.
 (5) The average realized price, excluding unrealized derivative gains and losses related to our derivative contracts, was $6.49 per
     Mcfe and $7.63 per Mcfe for the three and 12 month periods ended
     December 31, 2008, respectively. The average realized price, excluding unrealized derivative gains and losses related to our derivative contracts, was $7.84 per Mcfe and $7.40 per Mcfe for the three and 12 month periods ended December 31, 2007,
     respectively.

 EDGE PETROLEUM CORPORATION

 CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
 --------------------------------------------------------------------
                                                    December 31,
                                                 2008         2007
                                             ------------------------
                                                  (in thousands)

 ASSETS

 TOTAL CURRENT ASSETS                        $   48,710   $   53,984

 PROPERTY AND EQUIPMENT, Net - full cost
  method of accounting for oil and natural
  gas properties                                307,059      717,290

 OTHER ASSETS                                     1,828        3,231
                                             ----------   ----------
 TOTAL ASSETS                                $  357,597   $  774,505
                                             ==========   ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 TOTAL CURRENT LIABILITIES                   $  251,991   $   51,722

 OTHER NON-CURRENT LIABILITIES                    8,118       28,007

 LONG-TERM DEBT                                      --      260,000
                                             ----------   ----------
                                                260,109      339,729
 TOTAL LIABILITIES

 TOTAL STOCKHOLDERS' EQUITY                      97,488      434,776
                                             ----------   ----------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $  357,597   $  774,505
                                             ==========   ==========

 EDGE PETROLEUM CORPORATION
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                     Year Ended
                                                    December 31,
                                                --------------------
                                                   2008       2007
                                                ---------  ---------
 CASH FLOWS FROM OPERATING ACTIVITIES:            (in thousands)
  Net income (loss)                            $(332,890) $   6,572
   Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
   Unrealized (gain) loss on the fair value
    of derivatives                               (27,735)    17,516
   Loss on property                                   34         --
   Depletion, depreciation, amortization and
    accretion                                     88,341     91,718
   Impairment of oil and natural gas
    properties                                   362,851         --
   Gain on ARO settlement                            (83)        --
   Amortization of deferred loan costs             1,403        977
   Deferred income taxes                         (15,513)     3,947
   Share-based compensation cost                   2,146      3,912
   Bad debt expense                                   90        257
  Net effect of changes in operating assets
   and liabilities                                 4,091     (2,030)
                                               ---------  ---------
   Net cash provided by operating activities      82,735    122,869
                                               ---------  ---------

 CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and natural gas property and equipment
   additions                                     (60,157)  (142,393)
  Drilling advances                                 (560)       462
  Proceeds from the sale of oil and natural
   gas properties                                 19,203      1,302
  Acquisition of assets in January 2007               --   (375,197)
  Overhedge derivative settlements               (10,643)        --
                                               ---------  ---------
   Net cash used in investing activities         (52,157)  (515,826)
                                               ---------  ---------

 CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings from long-term debt                      --    275,000
  Repayments on long-term debt                   (21,000)  (144,000)
  Preferred dividends paid                        (8,266)    (5,855)
  Net proceeds of stock offerings                     --    276,568
  Deferred loan costs                                 --     (3,674)
                                               ---------  ---------
   Net cash provided by (used in) financing
    activities                                   (29,266)   398,039
                                               ---------  ---------

 NET INCREASE IN CASH AND CASH EQUIVALENTS         1,312      5,082
 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR      7,163      2,081
                                               ---------  ---------
 CASH AND CASH EQUIVALENTS, END OF YEAR        $   8,475  $   7,163
                                               =========  =========

 EDGE PETROLEUM CORPORATION
 Non-GAAP Disclosure Reconciliation
 I. Net Cash Flow Provided by Operating Activities

                                                      Year Ended
                                                     December 31,
                                                  ------------------
                                                    2008      2007
                                                  --------  --------
 Net cash flow provided by operating activities   $ 82,735  $122,869
 Changes in working capital accounts                (4,091)    2,030
                                                  --------  --------
 Net cash flow provided by operations before
  working capital changes                         $ 78,644  $124,899
                                                  ========  ========

 Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and
       useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and
       development activities and to service debt. Net cash flow
       provided by operating activities before working capital changes is not a measure of financial performance prepared in
       accordance with accounting principles generally accepted in the
       United States of America ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow
       provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

CONTACT:  Edge Petroleum Corporation
          Gary Pittman, Chief Financial Officer
          (713) 654-8960